Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP To Acquire Oil and Gas Properties

HOUSTON, TEXAS, April 17, 2012—Memorial Production Partners LP (NASDAQ: MEMP) announced today that it, along with an affiliate of its sponsor, Memorial Resource Development LLC, has signed definitive agreements to acquire certain oil and natural gas properties in East Texas and North Louisiana from an undisclosed seller. MEMP will acquire an undivided 35% interest in the East Texas assets and an undivided 15% interest in the North Louisiana assets for a purchase price of $38 million, subject to customary purchase price adjustments. The transaction is expected to close on or about May 1, 2012, subject to customary approvals and closing conditions, and will be financed with borrowings under MEMP’s existing credit facility. Terms of the transaction were approved by the Board of Directors of the general partner of MEMP and by the Board’s conflicts committee, which is comprised entirely of independent directors.

“We are pleased to announce our second transaction to acquire oil and natural gas producing properties, as we deliver on our stated strategy to leverage our relationship with our sponsor to participate in accretive acquisitions of third party producing properties. These assets offer low-risk exploitation opportunities and are in proximity to both our and Memorial Resource Development LLC core properties,” said John A. Weinzierl, Chairman, President and Chief Executive Officer of the general partner of MEMP.

These properties are located primarily in Polk County, Texas and Lincoln and Claiborne Parishes, Louisiana.

Operational highlights to MEMP:

•	Estimated net proved reserves of approximately 22.2 Bcfe

•	65% proved developed reserves

•	Proved reserve to production ratio of approximately 17.5 years

•	Current net production of approximately 3.5 MMcfe per day, of this amount, approximately 61% is natural gas and 39% is oil and natural gas liquids

•	Producing wells: 166 gross (16 net), of which 75% will be operated by WildHorse Resources, LLC, an operating subsidiary of Memorial Resource Development LLC

In conjunction with the closing of this transaction and consistent with its hedging policy, MEMP intends to execute commodity price hedges for a significant portion of its expected oil and natural gas production to reduce the impact to cash flows from commodity price fluctuations.

Financial highlights:

The acquisition is expected to be immediately accretive to both distributable cash flow per unit and net asset value per unit while improving MEMP’s operating margin. Management will evaluate the impact of the acquisition on current distribution levels as it integrates these acquired assets.

Memorial Production Partners LP is a Delaware limited partnership that was formed to own and acquire oil and natural gas properties in North America. MEMP’s existing properties are located in South and East Texas and consist of mature, legacy onshore oil and natural gas reservoirs. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in MEMP’s reports filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. For a more complete list of these risk factors, please read MEMP’s filings with the SEC, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at www.sec.gov. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” as defined by SEC rules. Estimates of reserves in this communication are based on economic assumptions with regard to commodity prices (NYMEX oil and natural gas futures prices as of March 26, 2012) that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC rules. In addition, the estimates of reserves in this press release were prepared by internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. Our internal estimates of proved reserves may differ materially from the estimates of our proved reserves as of December 31, 2012 that will be prepared by Netherland, Sewell & Associates, Inc. as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Contact

Memorial Production Partners LP

Ronnetta Eaton—Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com